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                                                                   EXHIBIT 10.38

                                HESKA CORPORATION
                              EXECUTIVE BONUS PLAN
                                DECEMBER 3, 1999

     This bonus plan is intended to provide incentives and rewards for the senior management of Heska Corporation. The formulas set forth below are to be applied to the year 2000 and subsequent years, unless changed by the Board of Directors or the Compensation Committee of the Board of Directors, in their discretion, with respect to such years. It is expected that the actual dollar target for each such subsequent year will be agreed upon by the entire Board of Directors or the Compensation Committee prior to, or shortly after, the beginning of such year.

     As this has been a year of significant transition for Heska, it was impractical to put in place an executive bonus plan for 1999 prior to this time. As the bonus plan can not be applied retroactively to the portion of 1999 already completed, it will be applied exclusively to the 4th Quarter of 1999. All of the potential percentage awards for the Heska management with respect to 1999 will be 1/2 the amount that would be granted with respect to an entire year. So, for example, as the bonus percentage to be awarded to the CEO for a full year if all objectives are met is 60% of base salary, for the 4th Quarter of 1999 that percentage would be 30%.

     The components on which total bonuses will be determined and the percentage of total bonus that they represent are as follows:

                  Net Income (Loss)    50%
                  Total Revenue        25%
                  Discretionary        25%

     These components will be subject to various qualifications from time to time. Included in these qualifications will be a requirement that the Net Income target not be met by reducing Research and Development Expenses below a specified number or a specified percentage of revenue. In addition, the Net Revenue target will be subject to a minimum total gross margin percentage. Finally, the Discretionary component will be subject to a limitation that the total percentage awarded as a Discretionary award can not exceed 15% (as opposed to 25%) if the Net Income and Net Revenue targets are not both met.

     The total bonus payout for meeting all of these targets at the 100% level will be a cash payment equal to the percentage of the recipients' base salary set forth below:

                  CEO               60%
                  COO               50%
                  CFO               35%
                  EVP's             35%
                  VP's              30%
                  Directors         25%

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     Any bonus amounts will be paid out only after the Compensation Committee has reviewed the Management's calculations of such bonus amounts in conjunction with the audited financial statements for the year in question.

     In addition to these percentage bonuses, for every $1M by which the Net Income target is exceeded, the Net Income bonus percentages shall go up by 10%. For example, if the Net Income target is exceeded by $1M, the Net Income bonus percentage for the CEO would increase by 10%, from 30% (50% of 60%) to 33%. Similarly, if the Net Income target is exceeded by $1M, the Net Income bonus percentage for the COO would increase by 10%, from 25% (50% of 50%) to 27.5%. Exceeding the Total Revenue target will not result in any increase in that bonus percentage (25% of 60% in the case of the CEO) and the Discretionary bonus percentage can never be increased beyond 25% of the original bonus allocation (25% of 60% in the case of the CEO).

     For the 4th Quarter of 1999 the specific targets will be as follows:

                  Net Income:  The Company must achieve an operating loss of less than $6M in the 4th Quarter, exclusive of any restructuring charges, gains and/or losses on sales of businesses and interest income (expense). This must be achieved with Research and Development expense in the 4th Quarter of not less than $3.8M.

                  Net Revenue: The Company must achieve total product and
                               research revenue of at least $15M. This must be achieved with a minimum gross margin on product revenue of at least 33%.

     The specific targets for 2000 will be decided upon in December of 1999 or early in 2000.